Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of Social Finance, Inc. as of December 31, 2019, omitting certain subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary:

Name	State or Other Jurisdiction of Organization
SoFi Lending Corp.(1)	CA
SoFi Securities LLC	NY
SoFi Professional Loan Program 2016-B LLC	DE
SoFi Professional Loan Program 2016-C LLC	DE
SoFi Professional Loan Program 2016-D LLC	DE
SoFi Professional Loan Program 2016-E LLC	DE
SoFi Professional Loan Program 2017-A LLC	DE
SoFi Professional Loan Program 2017-B LLC	DE
SoFi Professional Loan Program 2017-C LLC	DE
SoFi Consumer Loan Program 2016-1 LLC	DE
SoFi Consumer Loan Program 2016-2 LLC	DE
SoFi Consumer Loan Program 2016-3 LLC	DE
SoFi Consumer Loan Program 2017-1 LLC	DE
SoFi Consumer Loan Program 2017-2 LLC	DE
SoFi Consumer Loan Program 2017-3 LLC	DE
SoFi Consumer Loan Program 2018-3 Trust	DE
SoFi Consumer Loan Program 2018-4 Trust	DE

(1) The names of three warehouse financing facilities that are direct subsidiaries of Social Finance, Inc. and twenty-four warehouse financing facilities that are direct subsidiaries of SoFi Lending Corp., all of which operate in the United States, have been omitted, as they are wholly-owned subsidiaries carrying on the same line of business.